Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports First Quarter 2025 Financial Results

•	First Quarter 2025 Revenues of $898.3 Million, Down 3% Compared to $928.6 Million in Prior Year Quarter

•	First Quarter 2025 EPS of $1.74 and Adjusted EPS of $2.29, Compared to EPS and Adjusted EPS of $2.23 in Prior Year Quarter

•	Announces $400.0 Million Increase in Share Repurchase Authorization

Washington, D.C., April 24, 2025 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the first quarter ended March 31, 2025.

First quarter 2025 revenues of $898.3 million decreased $30.3 million, or 3.3%, compared to revenues of $928.6 million in the prior year quarter. The decrease was primarily due to lower revenues in the Economic Consulting and Corporate Finance & Restructuring segments, which was partially offset by higher revenues in the Forensic and Litigation Consulting and Strategic Communications segments. Net income of $61.8 million compared to $80.0 million in the prior year quarter. The decrease in net income was primarily due to lower revenues and a $25.3 million special charge related to severance and other employee-related costs, which was partially offset by a decrease in selling, general and administrative (“SG&A”) expenses and lower direct costs compared to the prior year quarter. Adjusted EBITDA of $115.2 million, or 12.8% of revenues, compared to $111.1 million, or 12.0% of revenues, in the prior year quarter.

First quarter 2025 earnings per diluted share (“EPS”) of $1.74 compared to $2.23 in the prior year quarter. First quarter 2025 EPS included the $25.3 million special charge, which reduced EPS by $0.55. First quarter 2025 Adjusted EPS of $2.29 compared to $2.23 in the prior year quarter.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented, “This is a time of disruption for many of our clients; as they assess their risks and opportunities, many of them are finding the depth and breadth of our capabilities across our global platform to be a reason to turn to us.”

Mr. Gunby continued, “Our solid results this quarter reflect that view of our clients, as well as our ongoing commitment to attracting and developing great talent, who, in turn, are focused on being of material help in complicated times like these.”

Cash Position and Capital Allocation

Net cash used in operating activities of $465.2 million for the quarter ended March 31, 2025 compared to $274.8 million for the quarter ended March 31, 2024. The year-over-year increase in net cash used in operating activities was primarily due to an increase in forgivable loan issuances, higher variable compensation and a decrease in cash collections.

During the quarter ended March 31, 2025, the Company repurchased 1,126,995 shares of its common stock at an average price per share of $165.15 for a total cost of $186.1 million. As of March 31, 2025, approximately $264.3 million remained available for common stock repurchases under the Company’s stock repurchase program.

Cash and cash equivalents of $151.1 million at March 31, 2025 compared to $244.0 million at March 31, 2024 and $660.5 million at December 31, 2024. Total debt, net of cash, of $8.9 million at March 31, 2025 compared to $(39.0) million at March 31, 2024 and $(660.5) million at December 31, 2024. The sequential increase in total debt, net of cash, was primarily due to annual bonus payments, share repurchases and forgivable loan issuances.

On April 21, 2025, the Company’s Board of Directors authorized an additional $400.0 million to repurchase shares of FTI Consulting’s outstanding common stock pursuant to its stock repurchase program, for an aggregate authorization of $1.7 billion since the program was approved on June 2, 2016. As of April 22, 2025, FTI Consulting had repurchased 13,299,390 shares of its outstanding common stock under the program at an average price per share of $85.08 for an aggregate cost of approximately $1.1 billion. After giving effect to share repurchases through such date and the increased authorization, FTI Consulting has approximately $568.3 million remaining available for common stock repurchases under the program. No time limit was established for the completion of the program, and the program may be suspended, discontinued or replaced by the Board at any time without prior notice.

First Quarter 2025 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment decreased $22.4 million, or 6.1%, to $343.6 million in the quarter compared to $366.0 million in the prior year quarter. The decrease in revenues was primarily due to lower demand and realized bill rates for transformation & strategy and restructuring services, which was partially offset by higher realized bill rates for transactions services and an increase in success fees. Segment operating income of $41.0 million compared to $71.9 million in the prior year quarter. Adjusted Segment EBITDA of $55.9 million, or 16.3% of segment revenues, compared to $75.2 million, or 20.6% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to lower revenues, which was partially offset by lower compensation compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $14.5 million, or 8.3%, to $190.6 million in the quarter compared to $176.1 million in the prior year quarter. Acquisition-related revenues contributed $1.3 million in the quarter. Excluding acquisition-related revenues, the increase in revenues was primarily due to higher realized bill rates for risk and investigations services and higher realized bill rates and demand for data & analytics services. Segment operating income of $30.1 million compared to $32.0 million in the prior year quarter. Adjusted Segment EBITDA of $37.5 million, or 19.7% of segment revenues, compared to $33.7 million, or 19.1% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation and SG&A expenses.

Economic Consulting

Revenues in the Economic Consulting segment decreased $24.7 million, or 12.1%, to $179.9 million in the quarter compared to $204.5 million in the prior year quarter. The decrease in revenues was primarily due to lower demand for merger and acquisition (“M&A”)-related antitrust, financial economics and non-M&A-related antitrust services, which was partially offset by higher realized bill rates. Segment operating income of $12.1 million compared to $12.9 million in the prior year quarter. Adjusted Segment EBITDA of $14.4 million, or 8.0% of segment revenues, compared to $14.2 million, or 6.9% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to lower compensation, which includes the impact of a 6.6% decline in billable headcount, and a decline in bad debt, which more than offset the decrease in revenues.

Technology

Revenues in the Technology segment decreased $3.6 million, or 3.5%, to $97.2 million in the quarter compared to $100.7 million in the prior year quarter. The decrease in revenues was primarily due to lower demand for M&A-related “second request” services, which was partially offset by higher demand for investigations services. Segment operating income of $6.6 million compared to $10.9 million in the prior year quarter. Adjusted Segment EBITDA of $11.6 million, or 11.9% of segment revenues, compared to $14.6 million, or 14.5% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was largely due to lower revenues, which was partially offset by a decrease in bad debt.

Strategic Communications

Revenues in the Strategic Communications segment increased $5.8 million, or 7.2%, to $87.0 million in the quarter compared to $81.2 million in the prior year quarter. Excluding the estimated negative impact of foreign currency translation, revenues increased $6.7 million or 8.2%. The increase in revenues was primarily due to a $3.5 million increase in pass-through revenues and higher demand for corporate reputation services. Segment operating income of $8.7 million compared to $11.5 million in the prior year quarter. Adjusted Segment EBITDA of $12.9 million, or 14.8% of segment revenues, compared to $12.4 million, or 15.3% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by higher pass-through expenses and an increase in compensation.

First Quarter 2025 Special Charge

As disclosed in February 2025, the Company’s fourth quarter 2024 actions to align staffing with demand continued into the first quarter of 2025, resulting in a first quarter special charge of $25.3 million. Together with the $8.2 million special charge in the fourth quarter of 2024, the combined special charge of $33.5 million reflects the termination of approximately 5% of the Company’s more than 8,300 employees as of December 31, 2024. The Company expects that the actions taken in the fourth quarter of 2024 and the first quarter of 2025 will result in annualized cost savings of approximately $85 million of salary- and benefits-related compensation costs.

First Quarter 2025 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss first quarter 2025 financial results at 9:00 a.m. Eastern Time on Thursday, April 24, 2025. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a leading global expert firm for organizations facing crisis and transformation, with more than 8,100 employees located in 33 countries and territories as of March 31, 2025. In certain jurisdictions, FTI Consulting’s services are provided through distinct legal entities that are separately capitalized and independently managed. The Company generated $3.70 billion in revenues during fiscal year 2024. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Adjusted Segment EBITDA

•	Adjusted EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

We have included the definition of Segment Operating Income, which is a GAAP financial measure, below in order to more fully define the components of certain non-GAAP financial measures in the accompanying analysis of financial information. We define Segment Operating Income as a segment’s share of consolidated operating income. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA, which is a non-GAAP financial measure. We define Adjusted Segment EBITDA as Segment Operating Income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with useful supplemental information.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, the gain or loss on sale of a business and losses on early extinguishment of debt. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with useful supplemental information on our business operating results, including underlying trends.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Comprehensive Income. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, initiatives, projections, prospects, policies, processes and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws, scientific and technological developments, including relating to new and emerging technologies, such as Artificial Intelligence and machine learning, and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans, expectations, intentions, aspirations, beliefs, goals, estimates, forecasts and projections will result or be achieved. Our actual financial results, performance or achievements and outcomes could differ materially from those expressed in, or implied by, any forward-looking statements. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of public health crises and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 20, 2025 and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$151,121	$660,493
Accounts receivable, net	1,096,020	1,020,174
Current portion of notes receivable	76,348	44,894
Prepaid expenses and other current assets	105,418	93,953

Total current assets	1,428,907	1,819,514
Property and equipment, net	162,097	150,295
Operating lease assets	192,266	198,318
Goodwill	1,231,658	1,226,556
Intangible assets, net	15,831	16,770
Notes receivable, net	230,571	109,119
Other assets	86,372	76,258

Total assets	$3,347,702	$3,596,830

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$236,023	$224,394
Accrued compensation	333,174	639,745
Billings in excess of services provided	68,094	67,620

Total current liabilities	637,291	931,759
Long-term debt	160,000	—
Noncurrent operating lease liabilities	201,193	208,036
Deferred income taxes	110,858	111,825
Other liabilities	88,722	86,920

Total liabilities	1,198,064	1,338,540

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 34,855 (2025) and 35,913 (2024)	349	359
Additional paid-in capital	—	39,650
Retained earnings	2,311,287	2,394,853
Accumulated other comprehensive loss	(161,998)	(176,572)

Total stockholders’ equity	2,149,638	2,258,290

Total liabilities and stockholders’ equity	$3,347,702	$3,596,830

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
	(Unaudited)
Revenues	$898,282	$928,553

Operating expenses
Direct cost of revenues	608,928	626,034
Selling, general and administrative expenses	184,335	201,870
Special charges	25,295	—
Amortization of intangible assets	1,017	1,016

	819,575	828,920

Operating income	78,707	99,633

Other income (expense)
Interest income and other	2,842	1,581
Interest expense	(968)	(1,719)

	1,874	(138)
Income before income tax provision	80,581	99,495
Income tax provision	18,757	19,530

Net income	$61,824	$79,965

Earnings per common share—basic	$1.76	$2.29

Weighted average common shares outstanding—basic	35,053	34,977

Earnings per common share—diluted	$1.74	$2.23

Weighted average common shares outstanding—diluted	35,500	35,787

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$14,574	$(11,433)

Total other comprehensive income (loss), net of tax	14,574	(11,433)

Comprehensive income	$76,398	$68,532

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND EPS TO ADJUSTED EPS

(in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
	(Unaudited)
Net income	$61,824	$79,965
Add back:
Special charges	25,295	—
Tax impact of special charges	(5,799)	—

Adjusted Net Income	$81,320	$79,965

EPS	$1.74	$2.23
Add back:
Special charges	0.71	—
Tax impact of special charges	(0.16)	—

Adjusted EPS	$2.29	$2.23

Weighted average number of common shares outstanding—diluted	35,500	35,787

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED SEGMENT EBITDA AND ADJUSTED EBITDA

(in thousands)

Three Months Ended March 31, 2025 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$61,824
Interest income and other							(2,842)
Interest expense							968
Income tax provision							18,757

Operating income	$40,950	$30,106	$12,089	$6,594	$8,725	$(19,757)	$78,707
Depreciation of property and equipment	2,582	1,713	1,359	3,070	841	580	10,145
Amortization of intangible assets	719	229	—	—	69	—	1,017
Special charges	11,696	5,475	983	1,928	3,268	1,945	25,295

Adjusted EBITDA	$55,947	$37,523	$14,431	$11,592	$12,903	$(17,232)	$115,164

Three Months Ended March 31, 2024 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$79,965
Interest income and other							(1,581)
Interest expense							1,719
Income tax provision							19,530

Operating income	$71,919	$31,967	$12,865	$10,939	$11,474	$(39,531)	$99,633
Depreciation of property and equipment	2,473	1,629	1,285	3,642	882	513	10,424
Amortization of intangible assets	833	113	—	—	70	—	1,016

Adjusted EBITDA	$75,225	$33,709	$14,150	$14,581	$12,426	$(39,018)	$111,073

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Billable Headcount
	(in thousands)					(at period end)
Three Months Ended March 31, 2025 (Unaudited)
Corporate Finance & Restructuring	$343,645	$55,947	16.3%	57%	$493	2,249
Forensic and Litigation Consulting	190,602	37,523	19.7%	59%	$430	1,509
Economic Consulting	179,861	14,431	8.0%	62%	$541	1,019
Technology (1)	97,156	11,592	11.9%	N/M	N/M	681
Strategic Communications (1)	87,018	12,903	14.8%	N/M	N/M	937

	$898,282	$132,396	14.7%			6,395

Unallocated Corporate		(17,232)

Adjusted EBITDA		$115,164	12.8%

Three Months Ended March 31, 2024 (Unaudited)
Corporate Finance & Restructuring	$366,010	$75,225	20.6%	62%	$515	2,185
Forensic and Litigation Consulting	176,074	33,709	19.1%	59%	$406	1,463
Economic Consulting	204,548	14,150	6.9%	68%	$533	1,091
Technology (1)	100,713	14,581	14.5%	N/M	N/M	646
Strategic Communications (1)	81,208	12,426	15.3%	N/M	N/M	981

	$928,553	$150,091	16.2%			6,366

Unallocated Corporate		(39,018)

Adjusted EBITDA		$111,073	12.0%

N/M	Not meaningful
(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2025	2024
	(Unaudited)
Operating activities
Net income	$61,824	$79,965
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property and equipment	10,145	10,424
Amortization of intangible assets	1,017	1,016
Amortization of notes receivable	9,930	12,377
Provision for expected credit losses	7,214	11,420
Share-based compensation	9,753	8,812
Deferred income taxes	8,889	(8,107)
Other	275	896
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(74,890)	(73,201)
Notes receivable, net of repayments	(162,003)	(48,314)
Prepaid expenses and other assets	(4,445)	(5,612)
Accounts payable, accrued expenses and other	7,653	4,317
Income taxes	(30,198)	1,691
Accrued compensation	(310,495)	(271,044)
Billings in excess of services provided	121	542

Net cash used in operating activities	(465,210)	(274,818)

Investing activities
Purchases of property and equipment and other	(17,803)	(4,640)
Maturity of short-term investment	—	25,246

Net cash provided by (used in) investing activities	(17,803)	20,606

Financing activities
Borrowings under revolving line of credit	235,000	280,000
Repayments under revolving line of credit	(75,000)	(75,000)
Purchase and retirement of common stock	(182,641)	—
Share-based compensation tax withholdings	(11,576)	(11,111)
Proceeds on stock option exercises	85	2,399
Deposits and other	1,831	2,297

Net cash provided by (used in) financing activities	(32,301)	198,585

Effect of exchange rate changes on cash and cash equivalents	5,942	(3,635)

Net decrease in cash and cash equivalents	(509,372)	(59,262)
Cash and cash equivalents, beginning of period	660,493	303,222

Cash and cash equivalents, end of period	$151,121	$243,960